UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)
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UNITED AMERICAN HEALTHCARE CORPORATION
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June 10, 2010
Dear Fellow Shareholder,
Our June 29, 2010 Annual Meeting presents a clear choice for shareholders of United American Healthcare (UAHC) — whether to:
     Support the current Board and management team as we execute our plan for restoring shareholder value

OR
Allow Strategic Group, a dissident shareholder affiliated with current Board member Bruce Galloway, to gain control of the Company, despite offering NO control premium and owning approximately 10% of the outstanding shares of UAHC, which fundamentally contradicts basic principles of good governance and fairness to all shareholders.
While much is at stake, including control of the Company and our ability to create value for all shareholders, you have the power to ensure a dissident shareholder group does not put your Company and investment at risk simply to serve their own purposes.
As a fellow shareholder, I ask you to approve a slate of Board nominees that has the experience to guide UAHC toward its strategic goals in today’s difficult economic environment.
We urge you to vote FOR the Company’s nominees using the WHITE proxy card.
YOUR CURRENT MANAGEMENT TEAM:
WELL POSITIONED TO RESTORE SHAREHOLDER VALUE
During the past 18 months, the Board and management team have encountered a series of unprecedented challenges as we have pursued our plan for executing a strategic alternative for UAHC — a plan that is focused on achieving significant revenues, immediate positive EBITDA, and long-term growth opportunities.
Now, at the very moment a number of our external challenges have been resolved or are receding — leaving UAHC well positioned to execute on our plan for restoring value to shareholders — Mr. Galloway’s group is pursuing an agenda that we believe places their own interests above those of all shareholders.
It is important to appreciate the environment in which we have been pursuing strategic options for UAHC. Despite an intensive process of due diligence and negotiations with a number of potential opportunities — including some suggested by Mr. Galloway himself — the Board has experienced difficulty in finding an acquisition that satisfies its three key standards for revenues, EBITDA and growth. This is not surprising given the economic conditions over the last 18 months. During the recent credit crisis and recession, we have found that companies driven to sale or forced liquidation were typically not the sort of companies we would want to pursue. Similarly, those companies that were ideal from the standpoint of our established objectives were reluctant to sell at the depressed valuations resulting from the poor economy.
Lately, conditions have begun to improve on a number of fronts, which we believe will enable the Board and management to complete its review of strategic opportunities in the near term. Now is not the time to allow a dissident shareholder group to trump the interests of all other shareholders with their own self interest. Acquisitions and capital markets are opening up, and we are seeing new opportunities emerge in the form of potential attractive acquisition candidates in a variety of industries. In addition, St. George Investments, LLC, an affiliate of John M. Fife (collectively referred to as “St. George” or “Mr. Fife”) and a UAHC shareholder, has agreed to help the Board identify potential acquisition targets and assist in connection with any such acquisition at the Board’s request, without compensation. St. George and its affiliates have significant history and expertise in identifying and executing strategic mergers and acquisitions, which our Board and management team believe will be an important asset as they evaluate strategic alternatives for the Company.

A PERIOD OF EXTRAORDINARY CHALLENGES AND TRANSITION
Since the end of Fiscal 2008, UAHC has encountered a number of serious external challenges in its core business. During this uncertain and volatile period, the Board and management team have been committed to preserving shareholder value until an appropriate strategic alternative is executed, and have made careful decisions aimed at reducing UAHC’s potential liability and conserving the Company’s cash.
For many years, the Company’s revenue was primarily derived from our Medicaid services business with the State of Tennessee, Bureau of TennCare. The Company lost that business when the State of Tennessee, in 2008, elected not to renew its contracts with any of the incumbent companies in TennCare’s Western Region and instead opted to source those services from much larger organizations. The Company believes the State of Tennessee’s decision in favor of those firms was due to the State’s decision to engage only those firms of a certain size and was not based on the performance of the Company or any decisions or actions of the Company’s Board or management team. Following the loss of the TennCare contract and attempts to sell our Medicare business, the Company decided not to seek renewal of its contract with Centers for Medicare & Medicaid Services in 2009 because as a standalone business, it did not offer enough growth and profit potential to justify additional investment. This was the prudent course for the Company to take and was intended to serve the best interests of all shareholders.
WIND DOWN AND COST CONTROL
In the wake of these contract terminations, the Board and management team have remained steadfastly committed to enhancing long-term shareholder value through our focus on:
1)	Winding down existing operations in accordance with the Company’s contracts and applicable law, while minimizing expenses and resolving contingent liabilities — to allow for the release of statutory cash reserves from government restrictions

2)	Conserving cash to enable the Company to implement its plan for a long-term strategic alternative
The Board and management have overseen a significant and complex list of matters necessary to complete the wind down of its Medicare and Medicaid services business. The wind down of the TennCare contract presented particular challenges because the Company was obligated to perform under the contract through the expiration date of June 30, 2009 — even though TennCare members were transferred to other managed care organizations eight months earlier, and the Company had ceased earning revenue under the contract around the time of the transfer.
To date, the wind down has been successful. UAHC has avoided any material objections from the contract’s counterparties, and the Company has not had any material problems with adjudicating continuing claims. In addition, UAHC has obtained the release of $5.5 million in cash reserves from government restrictions, all of which has been distributed to the Company.
The Board and management team have also been diligent in reducing costs:
•	The Board did not award performance bonuses FY09.

•	The Company was able to sublease its Tennessee facility in April 2009, which resulted in a cost savings of approximately $0.4 million.

•	From June 2008 to June 2009, the Company reduced its workforce by over 94%, resulting in a cost savings of more than $2.6 million.

•	The Company renegotiated the cost of leasing its Detroit offices to only $4,500 per month, which includes operating expenses, taxes and parking for employees. The Board believes this is reasonable, based on UAHC’s current operations and anticipated future operations. The Company is also exploring the sale of certain of its non-operating assets.
In addition to these achievements, the Board has also:
Voluntarily agreed to a 50% reduction in per meeting and annual fees of directors effective January 1, 2010. The fees per meeting and annual retainers did not change in FY08 or FY09. To the extent that directors received higher compensation in FY09 as compared to prior years, this was because of all of the additional meetings related to the wind down activities and reviews of strategic alternatives.

Reduced management compensation costs by obtaining voluntary concessions from the Company’s CEO, William C. Brooks, who surrendered a potential $240,000 retention bonus, and from the Company’s CFO, William L. Dennis, who agreed to a reduction in his base salary effective April 1, 2010.
Reached a settlement regarding significant litigation. Until September 2009, the Company was still subject to a longstanding and costly $60 million lawsuit, originally filed years earlier in Ingham County, Michigan. UAHC succeeded in settling the claim for $3.3 million, thereby removing a significant hurdle for potential strategic partners, many of which had been reluctant to enter into an acquisition agreement or joint venture with the Company so long as this legal risk remained unresolved.
Ensured the Company’s compliance with SEC and NASDAQ reporting obligations with minimal staff, in spite of the substantial amount of time and effort required in adhering to these obligations. This was critical to maintain our national exchange listing and provide long-term liquidity for our shareholders, and to be a more attractive acquirer.
OUR INTERESTS:
ALIGNED WITH YOU, OUR SHAREHOLDERS
Despite recent statements made by the dissident group, the interests of the Board and management team are aligned with shareholders, since we ourselves are significant shareholders:
•	Board and management team have a larger ownership position — Excluding Bruce Galloway, the Company’s directors and management beneficially own approximately 17% of the Company’s common stock. The Strategic Group, on the other hand, beneficially owns only 10% of the Company’s stock. The Board and management are more invested in doing what is in the best interests of all shareholders — and they have a sound plan for achieving this objective.

•	Aligning with other large shareholders — St. George, the beneficial owner of approximately 3.4% of the Company’s common stock subsequent to the recent sale of more than 19% of UAHC shares to The Dove Foundation, recently affirmed their support of the Board and management team by entering into a Voting and Standstill Agreement with the Company. The Dove Foundation became a party to the Voting and Standstill Agreement with the Company and St. George on June 7, 2010. Collectively, the Board and management and other significant shareholders of the Company have a compelling desire and necessary experience to do what is in the best interests of all shareholders. The Strategic Group grossly mischaracterizes the Voting and Standstill Agreement with St. George by leaving out key terms of the agreement, like the Company’s call right and the Company’s ability at its sole discretion to require St. George to invest $600,000 in the Company. The Strategic Group also ignores the many potential benefits derived by the Company from the agreement, including the time and cost savings of avoiding an expanded proxy contest.

•	No control premium — The Strategic Group is attempting to take control of the Company without paying a premium for such control. More importantly, the Strategic Group has caused the Company to expend significant time, money and resources regarding this proxy contest to the detriment of the strategic alternative review and our efforts to create shareholder value.
THE BOTTOM LINE:
STAND UP TO THE DISSIDENTS AND SUPPORT THE BOARD AND MANAGEMENT TEAM, VOTE THE WHITE PROXY TODAY
The June 29, 2010 Annual Meeting provides a critical opportunity for shareholders to protect their investment and support UAHC’s efforts to successfully implement our strategic plan for restoring shareholder value. The real choice at hand is whether to:
•	Allow Bruce Galloway and the Strategic Group (with only an approximate 10% interest in UAHC) to take control of the Company by gaining a majority of directors on the Company’s Board — a fundamental contradiction of basic principles of good governance and fairness to all shareholders, and

•	Allow this change in control with NO CONTROL PREMIUM, a blatant attempt on the part of the dissidents to pursue their own interests at the expense of all shareholders;
OR TO:
•	Support the Board and current management team’s experienced, well-qualified nominees, as UAHC executes its plan for restoring shareholder value.
We thank you for your continued support, and urge you to vote FOR the Company’s director nominees by signing and returning the WHITE proxy card today.
Sincerely,
William Brooks
President and Chief Executive Officer
About United American Healthcare Corporation
United American Healthcare Corporation (UAHC) is a healthcare management company that has pioneered the delivery of healthcare services to Medicaid recipients since 1985. For more information, please visit the Company’s web site at www.uahc.com.
Forward-looking statements by UAHC, including those in this announcement, involve known and unknown risks, which may cause actual results and corporate developments to differ materially from those expected. Factors that could cause results and developments to differ materially from expectations include, without limitation, the ongoing impact of the U.S. recession, the termination of the TennCare contract, the wind down of our CMS Medicare business, the review of strategic alternatives, the ongoing impact of the global credit and financial crisis and other changes in general economic conditions, the effects of state and federal regulations, the effects of acquisitions and divestitures, and other risks described from time to time in each of UAHC’s SEC reports, including quarterly reports on Form 10-Q, annual reports on
Form 10-K, and current reports on Form 8-K.
In connection with UAHC’s Annual Meeting of Shareholders, UAHC has filed a definitive proxy statement with the Securities and Exchange Commission. SHAREHOLDERS ARE STRONGLY ADVISED TO READ THE DEFINITIVE PROXY STATEMENT BECAUSE IT CONTAINS IMPORTANT INFORMATION. Shareholders may obtain a free copy of the definitive proxy statement and other documents filed by UAHC at the Securities and Exchange Commission’s website at http://www.sec.gov. The definitive proxy statement and such other documents may also be obtained free of charge by directing a request to Investor Relations, United American Healthcare Corporation, 300 River Place Suite 4950, Detroit, Michigan, 48207, telephone: (313) 393-4571, or on UAHC’s website at www.uahc.com.
UAHC, its directors, executive officers and certain other members of its management and employees and other third parties, may be deemed to be participants in the solicitation of proxies from UAHC’s shareholders in connection with the Annual Meeting of Shareholders. Information concerning all of UAHC’s participants in the solicitation is included in the definitive proxy statement relating to the Annual Meeting of Shareholders.